Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 24, 2021, with respect to the consolidated financial statements of Wynn Interactive Limited included in the proxy statement/prospectus of Austerlitz Acquisition Corporation I that is made part of Amendment No. 2 to the Registration Statement (Form S-4 No. 333-257367) and related Prospectus of Austerlitz Acquisition Corporation I for the registration of its ordinary shares and warrants.

/s/ Ernst & Young LLP

Las Vegas, Nevada

September 9, 2021